Exhibit 99.1

Northwest Natural Gas Company

(the “Corporation”)

Statement of Policy

Director Independence Standards

I.

Policy

It is the sense of this Board that the expertise and perspective of independent directors is of great value and benefit to the Corporation and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which this Board has established for itself, the listing standards of the New York Stock Exchange, and laws and regulations applicable to the Corporation, this Board establishes the following guidelines on director independence and for determining whether its members are independent.

II.

Director Independence – General

The Board believes that a substantial majority of its members should satisfy these standards for independence.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with the Corporation either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. In each case, the Board shall broadly consider all the relevant facts and circumstances from the standpoint of the director as well as from that of persons or organizations with which the director has an affiliation and shall apply these standards. Trivial or de minimis affiliations or connections to the Corporation by a director or his or her immediate family will not generally be cause for the Board to determine that the director is not independent. In addition, a director is not independent if:

(1)	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

(2)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer shall not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Corporation (other than an executive officer) need not be considered.

(3)	(A) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor or law firm; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s legal engagement, audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s engagement or audit within that time.

(4)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee.

(5)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Relationships involving a director’s affiliation with another company that account for lesser amounts than those specified will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties.

(6)	The director receives compensation for services as (or who is affiliated with an organization that is) a significant advisor, counsel or consultant to the Corporation.

The following relationships with tax exempt organizations will not be considered to be material relationships that would impair a director’s independence: if a director (or an immediate family member of the director) serves as an officer, director or trustee of a tax exempt organization, and (i) the Corporation’s discretionary charitable contributions to the organization are less than 1% of that organization’s consolidated gross revenues during its preceding fiscal year or $25,000, whichever is greater, and (ii) the Corporation’s discretionary charitable contributions to the organization are less than 5%

of the Corporation’s annual budget for such contributions for the year in question. The Corporation’s automatic matching of employee charitable contributions will not be included in the amount of the Corporation’s charitable contributions for this purpose. In addition, the Corporation’s contributions to nonprofit umbrella organizations that themselves support or administer funds for a number of separate, unrelated charities shall be considered outside the scope of this paragraph.

The ownership of stock of the Corporation by directors is encouraged and substantial stock ownership will not affect the status of a director as either independent or non-independent.

The Board will annually review the commercial, industrial, banking, consulting, legal, accounting and charitable relationships between the Corporation’s directors and the organizations with which they and the members of their immediate families have material interests. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

III.

Director Independence – Audit Committee Members

No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from the Corporation, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s several committees.

In addition, no director who is a member of the Audit Committee may be an affiliated person of the Corporation or any of its subsidiary companies apart from affiliation occasioned by the director’s service as a member of the Board or any of the Board’s several committees. A director would be deemed an affiliated person of the Corporation if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Corporation.

IV.

Independence of Certain Committee Members

No director may serve on the Governance Committee, Audit Committee or Organization and Executive Compensation Committee of the Board unless such director is independent in accordance with these Standards.

V.

Approval and Adoption

This Statement of Policy of the Board of Directors of Northwest Natural Gas Company was approved and adopted by resolution of the Board of Directors of the Corporation at a meeting thereof held the 24th day of July, 2003. Amended December 16, 2004.

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